PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO and President	KCSA Worldwide
+1-775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

Ormat Technologies, Inc. Reports Third Quarter 2006 Results

Record revenues and record net income for the third quarter

Company announces quarterly cash dividend of $0.04 per share

RENO, Nevada, November 7, 2006   —   ORMAT Technologies, Inc. (NYSE: ORA) today announced financial results for the quarter ended September 30, 2006. For the third quarter, total revenues were $77.8 million compared to $69.3 million for the same quarter in 2005, an increase of 12.4%.

Net income for the quarter ended September 30, 2006 was $13.9 million or $0.39 per share of common stock, as compared with net income of $12.3 million or $0.39 per share of common stock for the same quarter in 2005. There were 35.6 million weighted average number of shares used in computation of earnings per share in the third quarter of 2006 and 31.6 million shares in the same quarter in 2005.

Electricity Segment revenues for the quarter were $56.4 million compared to $51.4 million for the same quarter in 2005, an increase of 9.8%. The increase in revenues was primarily attributed to a growth in generating capacity, which increased the Company’s revenues by $1.3 million and the inclusion of a full quarter of $3.5 million in revenues generated from our Zunil project in Guatemala, which was consolidated as of March 13, 2006.

For the quarter ended September 30, 2006, the Company’s gross margin was 41.6% compared to 45.3% for the same quarter in 2005. Operating income for the quarter ended September 30, 2006 was $24.9 million as compared with $25.3 million for the same quarter in 2005. Gross margin was impacted by a reduction in Electricity Segment margins, which were lower due to the repair cost of the Puna wells and an increase in the operating costs, some of which were related to new power plants that came on line during the quarter but did not yet contribute fully to revenues.

Adjusted EBITDA for the quarter ended September 30, 2006 was $39.7 million as compared with $37.7 million for the same quarter in 2005. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the operating income and depreciation and amortization totaling $4.1 million for the quarters ended September 30, 2006 and 2005 related to the Company’s unconsolidated investment interests of 50% in the Mammoth project in California, and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

For the nine months ended September 30, 2006, total revenues were $202.3 million, a 12.9% increase over total revenues of $179.2 million for the same period in 2005. Net income for the nine months ended September 30, 2006 was $30.2 million or $0.89 per common share as compared to $20.3 million, or $0.64 per share for the same period of 2005. There were 34.1 million weighted average shares outstanding during the first nine months of 2006 and 31.6 million during the same period in 2005.

For the nine months ended September 30, 2006, the Company’s gross margin was 39.0% compared to 37.8% during the same period in 2005. Operating income for the nine months ended September 30, 2006 increased 10.0% to $55.1 million from $50.1 million for the same period in 2005.

Adjusted EBITDA for the nine months ended September 30, 2006 was $97.3 million as compared with $89.0 million for the same period in 2005. Adjusted EBITDA includes operating income, depreciation and amortization totaling $11.7 million and $13.0 million, for the nine months ended September 30, 2006 and 2005, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth project in California and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

As of September 30, 2006, the Company had cash, cash equivalents and marketable securities of $79.9 million compared to $70.5 million as of December 31, 2005. The increase in the Company’s cash position was principally due to the closing of the sale of 4,025,000 shares of common stock at $35.50 per share in a follow-on public offering (including the exercise of the underwriters’ over-allotment option) in April 2006, which resulted in net proceeds of approximately $135.1 million, as well as cash provided by operating activities of $55.2 million. Ormat used a portion of its cash position to fund capital expenditures in the amount of $114.9 million, an investment in Orzunil of $22.8 million, and the repayment of long-term debt in an amount of $35.3 million (including repayment of parent loan).

On November 7, 2006, Ormat's Board of Directors approved the payment of a quarterly cash dividend of $0.04 per share, pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on December 13, 2006 to shareholders of record as of the close of business on November 30, 2006.

Commenting on the Company’s recent quarter results, Dita Bronicki, President and Chief Executive Officer, stated, ‘‘We had a good quarter and showed year-over-year gains in revenue in both Segments; growth in the Electricity Segment is expected to continue further with the addition of 250 MW expected to come on line in the three years until the end of 2008’’.

‘‘Revenues from our Products Segment were strong’’, Mrs. Bronicki continued. ‘‘We continue to see growing interest in our recovered energy power generation technology. Over the quarter, we received from ENAGAS S.A. in Spain the first order from a European natural gas pipeline, for a recovered energy generation unit, which we plan to have installed by mid-2008.’’

Mrs. Bronicki concluded ‘‘The worldwide concerns surrounding greenhouses gases and global warming continue to create an extremely supportive regulatory environment for geothermal and other renewable energy sources. In the third quarter, California enacted the greenhouse gas emission reduction law and has accelerated the timing required for utilities to achieve 20% of the power supply from renewables under the States Renewable Portfolio Standard, from 2017 to 2020. These developments underscore the importance of alternative energy as a growth sector that is not tied to fluctuations of gas and oil prices.’’

Commenting on the Company’s outlook for the remainder of 2006, Mrs. Bronicki stated, ‘‘We continue to expect revenues from our Electricity Segment in 2006 of approximately $200 million, and from our Products Segment in 2006 of between $65 and $70 million.’’

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. E.D.T. on Wednesday, November 8, 2006. The call will be available as a live, listen-only webcast at www.ormat.com . A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call 1-877-519-4471 in the United States and Canada and 1-973-341-3080 for international callers and utilize code 7952588.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants.

It also designs, develops and builds, and plans to own and operate, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. ORMAT currently operates the following geothermal power plants: in the United States — Brady, Desert Peak, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines — Leyte; in Guatemala — Zunil; in Kenya — Olkaria; and in Nicaragua — Momotombo.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are ‘‘forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see ‘‘Risk Factors’’ as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006 and the Prospectus Supplement filed with the Securities and Exchange Commission on April 5, 2006.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

About non-GAAP financial measures

This press release includes a financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management of Ormat Technologies, Inc. believes that adjusted EBITDA provides meaningful supplemental information that both management and investors benefit from in assessing Ormat Technologies’ ability to service and/or incur debt.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Nine-Month Periods Ended September 30, 2006 and 2005
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues:
Electricity:
Energy and capacity	$33,823	$30,042	$87,845	$80,009
Lease portion of energy and capacity	21,908	20,772	59,043	53,363
Lease income	671	571	2,014	859
Total electricity	56,402	51,385	148,902	134,231
Products	21,446	17,905	53,353	44,980
Total revenues	77,848	69,290	202,255	179,211
Cost of revenues:
Electricity:
Energy and capacity	22,194	17,277	59,736	53,332
Lease portion of energy and capacity	8,814	7,350	26,454	22,083
Lease expense	1,311	1,228	3,932	1,843
Total electricity	32,319	25,855	90,122	77,258
Products	13,157	12,073	33,269	34,183
Total cost of revenues	45,476	37,928	123,391	111,441
Gross margin	32,372	31,362	78,864	67,770
Operating expenses:
Research and development expenses	826	777	2,489	1,871
Selling and marketing expenses	2,410	1,934	7,931	5,793
General and administrative expenses	4,270	3,388	13,358	9,990
Operating income	24,866	25,263	55,086	50,116
Other income (expense):
Interest income	1,443	1,370	4,905	3,255
Interest expense	(8,347)	(9,011)	(23,541)	(28,811)
Foreign currency translation and transaction losses	(933)	(21)	(1,010)	(65)
Other non-operating income	65	53	372	165
Income before income taxes, minority interest, and equity in income of investees	17,094	17,654	35,812	24,660
Income tax provision	(4,342)	(6,977)	(8,412)	(9,611)
Minority interest in earnings of subsidiaries	(242)	—	(813)	—
Equity in income of investees	1,429	1,641	3,639	5,271
Net income	$13,939	$12,318	$30,226	$20,320
Earnings per share — basic and diluted	$0.39	$0.39	$0.89	$0.64
Weighted average number of shares used in computation of earnings per share:
Basic	35,588	31,563	34,100	31,563
Diluted	35,609	31,579	34,100	31,576

Ormat Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2006 and December 31, 2005
(Unaudited)

	September 30, 2006	December 31, 2005
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$19,856	$26,976
Marketable securities	60,018	43,560
Restricted cash, cash equivalents and marketable securities	45,444	36,732
Receivables:
Trade	42,360	33,515
Related entities	884	524
Other	4,135	2,629
Inventories, net	5,880	5,224
Costs and estimated earnings in excess of billings on uncompleted contracts	8,625	8,883
Deferred income taxes	1,796	1,663
Prepaid expenses and other	6,768	3,256
Total current assets	195,766	162,962

Unconsolidated investments	38,984	47,235
Deposits and other	14,137	13,489
Deferred income taxes	7,270	5,376
Property, plant and equipment, net	613,844	491,835
Construction-in-process	145,064	128,256
Deferred financing and lease costs, net	16,331	17,412
Intangible assets, net	45,801	47,915
Total assets	$1,077,197	$914,480
Liabilities and Stockholders' Equity
Current liabilities:
Short-term bank credit	$—	$3,996
Accounts payable and accrued expenses	60,919	50,048
Billings in excess of costs and estimated earnings on uncompleted contracts	7,707	12,657
Current portion of long-term debt:
Limited and non-recourse	8,335	2,888
Full recourse	1,000	1,000
Senior secured notes (non-recourse)	24,090	23,754
Due to Parent, including current portion of notes payable to Parent	33,386	32,003
Total current liabilities	135,437	126,346
Long-term debt, net of current portion:
Limited and non-recourse	24,334	11,252
Full recourse	1,000	2,000
Senior secured notes (non-recourse)	315,280	324,645
Notes payable to Parent, net of current portion	123,555	140,162
Other liabilities	—	1,309
Deferred lease income	79,554	81,569
Deferred income taxes	27,024	22,004
Liabilities for severance pay	13,018	11,409
Asset retirement obligation	13,201	11,461
Total liabilities	732,403	732,157

Minority interest in net assets of subsidiaries	64	64
Stockholders' equity:
Common stock, par value $0.001 per share; 200,000,000 shares
authorized; 35,587,496 and 31,562,496 shares issued and outstanding, respectively	35	31
Additional paid-in capital	260,080	124,008
Unearned stock-based compensation	—	(153)
Retained earnings	82,256	55,824
Accumulated other comprehensive income	2,359	2,549
Total stockholders' equity	344,730	182,259
Total liabilities and stockholders' equity	$1,077,197	$914,480

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA
(Unaudited)

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA includes operating income, depreciation and amortization of our equity investments in the Mammoth and Leyte projects. EBITDA and adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and nine-month periods ended September 30, 2006 and 2005:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net income	$13,939	$12,318	$30,226	$20,320
Adjusted for:
Equity in income of investees	(1,429)	(1,641)	(3,639)	(5,271)
Minority interest in earnings of subsidiaries	242	—	813	-
Interest expense, net (including amortization of deferred financing costs)	7,837	7,662	19,646	25,621
Other non-operating income	(65)	(53)	(372)	(165)
Income tax provision	4,342	6,977	8,412	9,611
Depreciation and amortization	10,734	8,243	30,520	25,861
EBITDA	35,600	33,506	85,606	75,977
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	1,429	1,424	3,913	4,634
Depreciation, amortization, interest and taxes attributable to the Company's equity in Mammoth-Pacific L.P. and Ormat Leyte	2,695	2,745	7,744	8,428
Adjusted EBITDA	$39,724	$37,675	$97,263	$89,039